                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Rouge Industries Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 11, 2000
                               ------------------

TO THE STOCKHOLDERS OF
  ROUGE INDUSTRIES, INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Rouge Industries, Inc. (the "Company") will be held at the Gate 2 Training Center, Rouge Steel Company, Dearborn, Michigan 48121, on Thursday, May 11, 2000 at 10:00 A.M. for the following purposes:

       1. To elect two (2) members of the Board of Directors to serve until the 2003 annual meeting of stockholders or until their successors have been duly elected and shall have qualified;

       2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

       3. To consider and act upon such other business as may properly come before the Annual Meeting.

     Only stockholders of record of each of the classes of the Company's common stock at the close of business on March 13, 2000 will be entitled to vote at the Annual Meeting.

     PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          /s/ MARTIN SZYMANSKI SIG
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: March 28, 2000

                             ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 11, 2000
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                                PROXY STATEMENT
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     This Proxy Statement is being mailed to the stockholders of ROUGE INDUSTRIES, INC. (the "Company") on or about March 28, 2000 in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2000 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Gate 2 Training Center, Rouge Steel Company, Dearborn, Michigan 48121, on Thursday, May 11, 2000 at 10:00 A.M. The Meeting has been called for the following purposes: (i) to elect two (2) Class III directors to serve as directors until the 2003 annual meeting of stockholders; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and (iii) to consider and act upon such other business as may properly come before the Meeting.

                           PROXIES AND VOTING RIGHTS
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     The voting securities of the Company outstanding on March 13, 2000 consisted of 14,994,035 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), each entitling the holder thereof to one vote per share, and 7,140,400 shares of class B common stock, par value $0.01 per share (the "Class B Common Stock"), each entitling the holder thereof to 2.5 votes per share. The Class A Common Stock and the Class B Common Stock together are herein referred to as the "Common Stock." Only stockholders of record at the close of business on March 13, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the voting interest of the outstanding shares of Common Stock entitled to vote is required to be present in person or by proxy to constitute a quorum and permit the Meeting to be held.

     The enclosed proxy is being solicited by the Board of Directors of the Company in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Meeting, whether or not the stockholder attends in person. Shares cannot be voted at the Meeting unless the owner of record is present to vote or is represented by a proxy. When the enclosed proxy is properly signed, dated and returned, the shares represented by such proxy will be voted by the persons named as proxies in accordance with the stockholder's directions. Except as otherwise specified in the proxy, shares will be voted for the election of the nominees for Class III director named herein, for the ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000 and for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the proxy. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Meeting. All classes of Common Stock will vote together as a single class on all matters presented for consideration at the Meeting. Directors are elected by a plurality, and independent accountants by a majority, of the votes of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any nominee for director, the approval of the selection of independent accountants or any other voting matter. They are, however, counted in determining the presence of a quorum. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions will have authority to vote on all proposals described in this Proxy Statement.

                               SECURITY OWNERSHIP
--------------------------------------------------------------------------------

     The following table sets forth, as of March 13, 2000, information concerning ownership of the Common Stock outstanding by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and nominee for election as a director, (iii) each of the five most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, (a) each stockholder has sole voting power and sole dispositive power with respect to the indicated shares and (b) the address of each such person is c/o Rouge Industries, Inc., 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan 48121-1699. On March 1, 2000, Worthington Industries, Inc. ("Worthington") liquidated its entire stock holding in the Company to repay its 7 1/4% Exchangeable Notes. Prior to March 1, 2000, Worthington had 5,577,600 shares of Class A Common Stock and 422,000 shares of Class B Common Stock, representing approximately 27.2% of the Company's Common Stock. As a result of Worthington's stock liquidation, Worthington is no longer included on this table. For additional information on Worthington's liquidation of the Company's Common Stock, see "Certain Relationships and Related Party Transactions -- Worthington Industries, Inc."

                                                            SHARES OF
                                                           COMMON STOCK                   PERCENT OF
             DIRECTORS, EXECUTIVE OFFICERS                 BENEFICIALLY                  TOTAL VOTING
                  AND 5% STOCKHOLDERS                         OWNED        PERCENT(1)       STOCK
             -----------------------------                 ------------    ----------    ------------
Carl L. Valdiserri(2)(3)(4)(6).........................     7,370,415         33.3%          55.0%
First Pacific Advisors, Inc.(5)........................     2,052,600          9.3            6.2
  11400 West Olympic Boulevard, Suite 1200
  Los Angeles, California 90064
Pioneering Management Corp. (5)........................     1,392,900          6.3            4.2
  60 State Street
  Boston, Massachusetts 02109
Donald Smith & Co., Inc (5)............................     1,103,700          5.0            3.4
  East 80 Route 4, Suite 360
  Paramus, New Jersey 07652
Brookhaven Capital Management (5)......................     1,061,800          4.8            3.2
  3000 Sandhill Road
  Menlo Park, California 94025
Dimensional Fund Advisors, Inc. (5)....................       851,900          3.8            2.6
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Louis D. Camino (4)(6).................................       196,078            *              *
Gary P. Latendresse (4)(6).............................       137,907            *              *
Ronald J. Nock (4)(6)..................................        42,644            *              *
William E. Hornberger (4)(6)...........................        88,282            *              *
Dominick C. Fanello (7)................................         4,180            *              *
John E. Lobbia(7)......................................        17,763            *              *
Peter J. Pestillo(7)...................................         5,000            *              *
Clayton P. Shannon (7).................................        13,263            *              *
All Directors and Executive Officers as a Group
  (12 persons)(4)(6)(7)(8).............................     7,909,615         35.5%          56.4%

-------------------------
 *  Less than one percent.

(1) Based on 22,134,435 total outstanding shares of Common Stock on March 13, 2000.

(2) Mr. Valdiserri owns 7,140,400 shares of Class B Common Stock, which constitutes 100% of the issued and outstanding shares of Class B Common Stock, and 230,015 shares of Class A Common Stock. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), the Class A Common Stock and the Class B Common Stock are entitled to the same rights and preferences, except with respect to voting power; the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 2.5 votes per share. Accordingly, Mr. Valdiserri has the power to elect all the nominees for Class III director described herein as well as the entire Board of Directors of the Company.

(3) The shares of Class B Common Stock are convertible into shares of Class A Common Stock (i) at any time in the discretion of the holder of such shares of Class B Common Stock or (ii) automatically upon the transfer of shares of Class B Common Stock to other than certain permitted transferees. The Certificate provides that upon death or permanent disability of Mr. Valdiserri or voluntary retirement of Mr. Valdiserri as Chairman of the Board of Directors of the Company, Mr. Valdiserri's shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. The conversion rate is one share of Class A Common Stock for each share of Class B Common Stock and is subject to adjustment in certain circumstances. Accordingly, as adjusted to reflect the conversion of such Class B Common Stock, Mr. Valdiserri owns beneficially (as that term is defined in Rule 13d-3 of the Exchange Act) 7,370,415 shares of Class A Common Stock, representing approximately 33% of the 22,134,435 as adjusted shares of Class A Common Stock outstanding.

(4) The figures shown include shares of Class A Common Stock allocated to the accounts of participants under the Rouge Steel Company Savings Plan for Salaried Employees, as amended, (the "Savings Plan"). Shares of Class A Common Stock acquired by the Trustee, Putnam Fiduciary Trust Company, for purposes of the Savings Plan are allocated to the accounts of participants as of the end of each month. Participants are entitled to provide instructions as to the voting of the shares allocated to their accounts. Shares credited to the accounts of participants who do not provide voting instructions are voted proportionately in the same manner as the Trustee votes the aggregate of all shares of Common Stock with respect to which the Trustee has received voting instructions from participants.

(5) The information shown is derived from information set forth in the latest statements filed with the Securities and Exchange Commission with respect to ownership of Class A Common Stock. The percentage of Class A Common Stock owned by First Pacific Advisors, Inc., Pioneering Management Corp., Donald Smith & Co., Inc, Brookhaven Capital Management and Dimensional Fund Advisors, Inc., is approximately 13.7%, 9.3%, 7.4%, 7.1% and 5.7%, respectively.

(6) The shares indicated include 33,500, 31,000, 22,500 and 21,500 shares of Class A Common Stock that may be acquired by Messrs. Camino, Latendresse, Nock and Hornberger, respectively, upon exercise of stock options granted under the Rouge Steel Company 1994 Stock Incentive Plan and the Rouge Steel Company 1998 Stock Incentive Plan (together, the "Stock Incentive Plans"). Mr. Valdiserri did not receive any stock options under the Stock Incentive Plans in 1997, 1998, 1999 or 2000.

(7) The shares indicated include 1,375, 5,375 and 4,875 shares of Class A Common Stock that may be acquired by Messrs. Fanello, Lobbia and Shannon, respectively, upon exercise of stock options granted under the Rouge Steel Company Outside Director Equity Plan (the "ODEP"). Mr. Pestillo has requested that he be excluded from participation in the ODEP and as a result he has not received any stock options under the ODEP.

(8) All Directors and Executive Officers as a Group includes two officers of Rouge Steel Company who are not officers of the Company. The Rouge Steel Company officers are included on the Security Ownership table because they exercise significant influence and authority over decisions affecting the Company.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
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ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the directors shall be divided into three classes:
Class I, Class II and Class III, each class to consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third annual meeting of stockholders after their election, or until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Pursuant to the provisions of the Amended and Restated By-Laws of the Company (the "By-Laws"), the number of directors constituting the board is not less than six and not more than nine.

     The current Class III directors are nominees for election this year for a three-year term expiring at the 2003 annual meeting of stockholders. All of the nominees and all of the continuing Class I and Class II directors have previously been elected by the stockholders. Of the seven present directors, three are officers of the Company. The Nominating Committee may decide to seek a third Class I director and a third Class III director, but the Company does not anticipate that these directors will be selected prior to the Meeting. If any nominee shall be unable to serve, proxies may be voted for another person designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

     To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws. Those procedures require that written notice of the nomination be received by the Secretary of the Company 90 days prior to the date of the annual meeting of stockholders and contain certain information regarding the person or persons to be nominated and the stockholder giving such notice.

     Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as directors of the Company until the 2003 annual meeting of stockholders of the Company or until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

     Set forth as follows is information with respect to each nominee and each continuing director.

NOMINEES FOR CLASS III DIRECTORS -- TERMS TO EXPIRE IN 2003

                                                    PRINCIPAL OCCUPATION                     FIRST YEAR
                                                   FOR THE PAST FIVE YEARS                    BECAME A
           NAME AND AGE                       AND CURRENT PUBLIC DIRECTORSHIPS                DIRECTOR
----------------------------------  -----------------------------------------------------    ----------
Carl L. Valdiserri (63)...........  Mr. Valdiserri has been Chairman and Chief Executive        1989
                                    Officer of the Company since 1989. From 1987 until
                                    1989, he was an independent consultant regarding the
                                    steel industry, principally to The Chase Manhattan
                                    Bank, N.A. From 1982 until 1987, Mr. Valdiserri was
                                    Executive Vice President of Weirton Steel
                                    Corporation. Mr. Valdiserri joined the Weirton
                                    Division of National Steel Corporation in 1978. He
                                    was Chief Engineer in the Great Lakes Division of
                                    National Steel Corporation from 1973 to 1978 and held
                                    various other engineering positions from 1964 to
                                    1972. He began his career with Wheeling-Pittsburgh
                                    Steel Corporation in 1958. Mr. Valdiserri has 41
                                    years of experience in the steel manufacturing
                                    industry. Mr. Valdiserri is also a director of
                                    Champion Enterprises, Inc.
Clayton P. Shannon (65)...........  Mr. Shannon was Senior Vice President, Finance and          1990
                                    Chief Financial Officer at Calgon Carbon Corporation
                                    until his retirement in 1995. Prior to joining Calgon
                                    Carbon in 1985, Mr. Shannon served as Treasurer of
                                    National Intergroup, Inc., the former parent company
                                    of National Steel Corporation.

CONTINUING CLASS I DIRECTORS -- TERMS EXPIRE IN 2001

                                                    PRINCIPAL OCCUPATION                     FIRST YEAR
                                                   FOR THE PAST FIVE YEARS                    BECAME A
           NAME AND AGE                       AND CURRENT PUBLIC DIRECTORSHIPS                DIRECTOR
----------------------------------  -----------------------------------------------------    ----------
Louis D. Camino (62)..............  Mr. Camino has served as President and Chief                1990
                                    Operating Officer of the Company since 1990. Mr.
                                    Camino was Vice President of Operations for Acme
                                    Steel Company from 1986 to 1990. Mr. Camino began his
                                    career with Jones and Laughlin Steel Corporation as a
                                    supervisor in 1960, and has 39 years of experience in
                                    the steel manufacturing industry.
Peter J. Pestillo (62)............  Mr. Pestillo has been Chairman and Chief Executive          1990
                                    Officer of Visteon Automotive Systems and Vice
                                    Chairman of Ford Motor Company since January 2000.
                                    Mr. Pestillo was Vice Chairman and Chief of Staff at
                                    Ford from January 1999 to December 1999. Mr. Pestillo
                                    was Executive Vice President, Corporate Relations
                                    from 1993 to 1999. Mr. Pestillo joined Ford in 1980,
                                    and his responsibilities since that time have
                                    included human resources, labor relations, legal and
                                    public affairs. Mr. Pestillo represents Ford as a
                                    director of Hertz Corporation.

CONTINUING CLASS II DIRECTORS -- TERMS EXPIRE IN 2002

                                                    PRINCIPAL OCCUPATION                     FIRST YEAR
                                                   FOR THE PAST FIVE YEARS                    BECAME A
           NAME AND AGE                       AND CURRENT PUBLIC DIRECTORSHIPS                DIRECTOR
----------------------------------  -----------------------------------------------------    ----------
Gary P. Latendresse (56)..........  Mr. Latendresse has been Vice Chairman and Chief            1992
                                    Financial Officer of the Company since July 1999.
                                    From January 1998 until July 1999, he was Executive
                                    Vice President and Chief Financial Officer of the
                                    Company. He was Vice President and Chief Financial
                                    Officer from 1992 to 1998 and Vice President, Finance
                                    and Controller from 1987 until 1992. Mr. Latendresse
                                    has held various financial positions with the Company
                                    and Ford Motor Company and has 31 years of experience
                                    in the steel manufacturing industry. Mr. Latendresse
                                    is also the Treasurer and Assistant Secretary of the
                                    Company.
Dominick C. Fanello (78)..........  Mr. Fanello was the founder of Shiloh Corporation in        1996
                                    1954 and has held various executive positions with
                                    Shiloh Corporation and Shiloh Industries, Inc.
                                    ("Shiloh") for the past 46 years. Mr. Fanello
                                    resigned his position as the Chief Executive Officer
                                    and Chairman of the Board of Shiloh in 1995 and 1996,
                                    respectively and continues as Vice Chairman. Mr.
                                    Fanello has been a director of Shiloh since 1992 and
                                    also serves as a director of Park National Bank
                                    (Newark, Ohio).
John E. Lobbia (58)...............  Mr. Lobbia was Chairman and Chief Executive Officer         1990
                                    at DTE Energy Company from January 1996 until his
                                    retirement in 1998. Mr. Lobbia served as Chairman and
                                    Chief Executive Officer of Detroit Edison Company
                                    from 1994 to 1996, as Chairman, President and Chief
                                    Executive Officer from 1990 to 1994, and as President
                                    and Chief Operating Officer from 1988 to 1990. Mr.
                                    Lobbia has worked directly with many of the Detroit
                                    area's industrial concerns and has, during his
                                    career, had extensive experience with steel
                                    manufacturing customers at DTE Energy. Mr. Lobbia
                                    continues as a director of DTE Energy Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES

     The Board of Directors met or took action by unanimous written consent on four occasions during the fiscal year ended December 31, 1999. There are five committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Employee Indemnification Committee. The members of the Executive Committee are Carl L. Valdiserri (Chairman), John E. Lobbia and Peter J. Pestillo. The Executive Committee did not meet or take action by unanimous written consent during the fiscal year ended December 31, 1999. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company, except as limited by law. The members of the Audit Committee are Clayton P.

Shannon (Chairman), Dominick C. Fanello and John E. Lobbia. The Audit Committee met on two occasions during the fiscal year ended December 31, 1999. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them and reviews related party transactions and certain other matters. The members of the Compensation Committee are John E. Lobbia (Chairman), Dominick C. Fanello and Peter J. Pestillo. The Compensation Committee met or took action by unanimous written consent on four occasions during the fiscal year ended December 31, 1999. The Compensation Committee establishes general compensation policies and reviews and determines salaries and incentive compensation for executive officers of the Company. The members of the Nominating Committee are Carl L. Valdiserri (Chairman), Peter J. Pestillo and Clayton P. Shannon. The Nominating Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 1999. The Nominating Committee recommends nominees to the Board of Directors of the Company. For information regarding the Nominating Committee's consideration of nominees recommended to the Company's stockholders, see "-- Election of Directors" above. The members of the Employee Indemnification Committee are Carl
L. Valdiserri (Chairman), Louis D. Camino and Gary P. Latendresse. The Employee Indemnification Committee was not required to take any action during the fiscal year ended December 31, 1999. The Employee Indemnification Committee determines whether to indemnify employees of the Company (other than officers and directors of the Company) against liabilities and claims arising out of employment with the Company.

COMPENSATION OF DIRECTORS

     General. Directors of the Company who are employees of the Company do not receive any compensation for being directors. Each director of the Company who is not an employee of the Company is entitled to receive (i) an annual director's fee of $15,000, payable in quarterly installments, (ii) $1,000 for attendance at each meeting of the Board of Directors, (iii) $500 for attendance at each meeting of a standing committee of which he is a member, but not the chairman, that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,000 for attendance at each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors, and (iv) $1,000 for chairing each meeting of a standing committee of which he is the chairman that is held in conjunction with any annual, regular or special meeting of the Board of Directors and $1,500 for chairing each such committee meeting that is not held in conjunction with any annual, regular or special meeting of the Board of Directors. Each director who is not an employee of the Company also is entitled to be reimbursed for expenses incurred in connection with the business and affairs of the Company. Mr. Pestillo has elected to waive any of the above described fees and expense reimbursements in return for his services as director.

     Outside Director Equity Plan. The Company's Outside Director Equity Plan ("ODEP") provides for the granting of stock awards and stock options to Eligible Directors. An "Eligible Director" is a member of the Board of Directors who is not an employee of the Company, Rouge Steel Company or an affiliate of the Company (an "Outside Director"), except that an Eligible Director who is an employee of an entity that is an affiliate of the Company or Rouge Steel Company ("Rouge Steel") other than by virtue of the Company's control of such entity may participate in the ODEP if such director is otherwise an Outside Director and participates in no equity-based plan (other than the ODEP) of the Company or any subsidiary thereof. The ODEP also provides, under certain circumstances, that Eligible Directors may elect to receive all or a portion of their retainer in the form of Class A Common Stock.

     The ODEP provides for the issuance of up to 100,000 shares of Class A Common Stock. The shares of Class A Common Stock available under the ODEP are offered and issued directly by the Company. No fees or commissions are charged by the Company in connection with stock awards and stock options under the ODEP.

     Until February 1, 1999, as of the date of each annual meeting of stockholders, under the terms of the ODEP, each Eligible Director was entitled to receive an option to purchase shares of Class A Common Stock, pursuant to the formula set forth below, unless such director was elected, appointed or otherwise became an Eligible Director during the 60-day period prior to the annual meeting of stockholders in any year, in which case such Eligible Director did not receive any options with respect to that annual meeting of stockholders. In addition, each Eligible Director receiving options with respect to an annual meeting of stockholders had to continue to serve as a director of the Company after such annual meeting of stockholders. The number of shares of Class A Common Stock subject to an option was based on income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments) that met certain targeted percentages of sales for the most recently completed calendar year ("Annual Return on Sales") as follows:

ANNUAL RETURN ON SALES            NUMBER OF SHARES
----------------------            ----------------
    0 to 2.3%                          0
   2.3 to 4.6%                        500
   4.6 to 6.9%                       1,000
  6.9% and above                     1,500

     As of February 1, 1999, the ODEP was amended to provide that on the date of each annual meeting of stockholders, each Eligible Director will automatically receive an option to purchase 1,000 shares of Class A Common Stock, provided such Eligible Director continues to serve as a director of the Company after such annual meeting of stockholders. In 1999, Messrs. Fanello, Lobbia and Shannon were each granted options to purchase 1,000 shares of Class A Common Stock. Except for the options described above, no options were granted under the ODEP in 1999. At Mr. Pestillo's request, he has been excluded from participation in the ODEP until further notice. As of March 28, 2000, Mr. Pestillo has not requested that the Company include him in the ODEP.

     Under the ODEP, 25% of the options granted are exercisable on the date the options are granted, and assuming the director remains a member of the Board, an additional 25% of the options become exercisable each succeeding December 31. The exercise price may be paid, in whole or in part, (i) in cash; (ii) in whole shares of Class A Common Stock, valued at their then Fair Market Value (as defined in the ODEP); (iii) pursuant to an election prior to or coincidental with such exercise to satisfy the exercise price through the withholding of shares issuable upon exercise of the option and valued at their then Fair Market Value; or (iv) by a combination of such methods of payment. The Company may enter into any arrangement permitted under applicable laws (but only to the extent permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to facilitate the "cashless" exercise of any option.

     Generally, an option may be exercised by an Eligible Director during the period that director remains a member of the Board of Directors and for a period of five years following retirement. However, only those options exercisable at the date of retirement may be exercised during the period following retirement unless the Compensation Committee determines otherwise and in no event will the options be exercisable more than ten years after the date of the grant. In the event of the death of an Eligible Director, the options shall be exercisable only within the 12 months next succeeding the date of death. However, only those options exercisable at the date of the Eligible Director's death may be exercised during the period following death unless the Compensation Committee determines otherwise and in no event shall the options be exercisable more than ten years after the date of grant.

     The exercise price of each option is 100% of the Fair Market Value of the Class A Common Stock subject to an option on the date the option is granted.

     Prior to February 1, 1999, on the last day of the month immediately following each calendar quarter, each Eligible Director was entitled to receive a stock award under the ODEP. The number of shares of Class A Common Stock awarded were based on income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments) that met certain targeted percentages of sales for the most recently completed calendar quarter ("Quarterly Return on Sales") as follows:

QUARTERLY RETURN ON SALES            NUMBER OF SHARES
-------------------------            ----------------
     0 to 2.3%                           0
    2.3 to 4.6%                          83
    4.6 to 6.9%                         167
  6.9% and above                        250

     Effective February 1, 1999, the ODEP was amended to provide that as of each April 30, July 31, October 31 and January 31 (each such date, a "Retainer Payment Date") which occurs on or after April 30, 1999, each Eligible Director shall automatically receive a stock award of the number of shares (rounded down to the next whole share) of Class A Common Stock equivalent to the quotient of
(i) the quarterly retainer paid such Eligible Director for such Retainer Payment Date divided by (ii) 100% of the Fair Market Value of the Class A Common Stock as of such date. In 1999, Messrs. Fanello, Lobbia and Shannon were each awarded 1,548 shares of Class A Common Stock.

     Furthermore, effective February 1, 1999, the Chief Executive Officer may, in his sole discretion, grant shares of Class A Common Stock to any Eligible Director who displays extraordinary performance for a particular period. The time of and amount of such grant and the performance required for such grant is determined in the sole discretion of the Chief Executive Officer; provided, however, that the Chief Executive Officer may not grant more than 2,000 shares to an Eligible Director pursuant to this provision during any calendar year. Shares of Class A Common Stock so granted must be held by the grantee for a period of six months following acquisition. Under the ODEP, in 1999, Messrs. Lobbia and Shannon were each granted 1,000 shares of Class A Common Stock.

     Commencing February 1, 1999, an Eligible Director may irrevocably elect (the "Equity Election"), prior to each Retainer Payment Date, to receive all or a portion of the amounts paid by the Company to such Eligible Director as an annual retainer for services to be rendered as a member of the Board of Directors during any fiscal year of the Company, in the form of Class A Common Stock. If the retainer of an Eligible Director is increased subsequent to the Equity Election, such election shall apply to the amount of such increase. On the applicable Retainer Payment Date, the Eligible Director will receive a number of shares of Class A Common Stock equal to (i) the portion of the retainer specified in the Equity Election divided by (ii) the Fair Market Value of the Class A Common Stock as of the Retainer Payment Date. Prior to February 1, 1999, such election had to be made at least six months prior to the Retainer Payment Date.

     In the event that payment of the option price is made by delivering shares to the Company, the optionee generally will not recognize any gain with respect to the exchanged shares, and special rules will apply in determining the basis of the new shares received. In addition, the fair market value of the additional shares received by the optionee will be taxable as ordinary income. In the event that shares issuable upon exercise are withheld by the Company in payment of the option price, the Fair Market Value of the additional shares received by the optionee will be taxable as ordinary income.

     The Board of Directors or the Compensation Committee may terminate, suspend, modify or amend the ODEP at any time, provided that such amendment does not impair the rights of an optionee or recipient with respect to any stock award or stock option previously granted under the ODEP and that stockholder approval is required to the extent that such stockholder approval is necessary to comply with applicable provisions of Section 16 of the Exchange Act (or Rule 16b-3 thereunder) or any other requirement of applicable law or regulation. Notwithstanding the foregoing, the provisions of the ODEP with respect to eligibility for participation or the timing or amounts of grants of stock awards or stock options may not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended).

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, each component of compensation paid or awarded to, or earned by, the Chief Executive Officer (the "CEO") of the Company and each of the four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year, other than the CEO (collectively referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                          ANNUAL COMPENSATION            NUMBER OF
                                   ----------------------------------    SECURITIES
         NAME AND                                        OTHER ANNUAL    UNDERLYING       ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION(2)
    ------------------      ----    ------    --------   ------------    ----------    ---------------
Carl L. Valdiserri........  1999   $275,000   $     0              --             --       $4,990
  Chairman and Chief        1998    275,000    92,000              --             --        6,844
  Executive Officer         1997    275,000    88,000              --             --        9,853
Louis D. Camino...........  1999    235,000         0              --         10,000        4,251
  President and Chief       1998    235,000    64,000              --          6,000        6,698
  Operating Officer         1997    235,000    60,000              --          6,000        8,487
Gary P. Latendresse.......  1999    214,583         0              --         12,000        3,752
  Vice Chairman and         1998    200,000    56,000              --          6,000        5,687
  Chief Financial Officer   1997    177,500    56,000              --          6,000        6,541
Ronald J. Nock............  1999    160,000         0           5,045(3)       8,000        2,869
  Senior Vice President,    1998    145,000    37,000           4,563(3)       4,000        4,110
  Commercial and            1997    145,000    37,000           4,173(3)       4,000        5,214
  Strategic Planning(4)
William E. Hornberger.....  1999    158,750         0              --          8,000        2,826
  Senior Vice President,    1998    145,000    33,000              --          4,000        4,110
  Corporate Relations       1997    145,000    33,000              --          4,000        5,214
  and External Affairs

-------------------------
(1) Amounts awarded pursuant to the Rouge Steel Company Incentive Compensation Plan.

(2) Consists of employer contributions to the Rouge Steel Company Savings Plan for Salaried Employees and life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(3) Includes reimbursement by the Company for certain taxes payable.

(4) Effective January 1, 2000.

INDIVIDUAL OPTION GRANTS IN 1999

     The Company adopted a stock incentive plan in 1998 (the "1998 Stock Incentive Plan") under which key employees can be granted stock options, stock appreciation rights, restricted stock and performance share awards. The following table sets forth information with respect to all stock options granted by the Compensation Committee to the Named Executive Officers during 1999 under the 1998 Stock Incentive Plan.

                             OPTION GRANTS IN 1999

                                                       PERCENT OF
                                        NUMBER OF     TOTAL OPTIONS
                                        SECURITIES     GRANTED TO
                                        UNDERLYING      EMPLOYEES      EXERCISE OR
                                         OPTIONS        IN FISCAL      BASE PRICE     EXPIRATION    GRANT DATE
             EXECUTIVE                  GRANTED(1)        YEAR          PER SHARE      DATE(2)       VALUE(3)
             ---------                  ----------    -------------    -----------    ----------    ----------
Carl L. Valdiserri..................           0           0.0%           $  --              --      $    --
Louis D. Camino.....................      10,000           5.4             8.75        01/01/09       38,399
Gary P. Latendresse.................      12,000           6.5             8.75        01/01/09       46,079
Ronald J. Nock......................       8,000           4.3             8.75        01/01/09       30,719
William E. Hornberger...............       8,000           4.3             8.75        01/01/09       30,719

-------------------------
(1) Includes options which qualify as incentive stock options under Section 422 of the Code and options which do not so qualify.

(2) Outstanding options expire ten years after the date of grant, if not earlier due to death, retirement, disability or termination of employment.

(3) Based on the Black-Scholes option pricing model, using the following assumptions: (a) 7-year option term; (b) 4.74% risk-free interest rate; (c) 41.164% volatility; and (d) 1.3662% dividend yield. Actual gain, if any, is dependent upon the actual performance of the shares of Class A Common Stock underlying these options, and there is no assurance that the amounts shown in this column will be achieved.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     No option held by any Named Executive Officer was exercised during 1999. The following table sets forth information with respect to each Named Executive Officer's holdings of unexercised stock options at December 31, 1999.

                            OPTION EXERCISES IN 1999

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                         ACQUIRED ON     VALUE      ----------------------------    ----------------------------
       EXECUTIVE          EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
       ---------         -----------    --------    -----------    -------------    -----------    -------------
Carl L. Valdiserri.....      $0            $0              0               0            $0              $0
Louis D. Camino........       0             0         30,500           6,500             0               0
Gary P. Latendresse....       0             0         27,500           7,500             0               0
Ronald J. Nock.........       0             0         20,000           5,000             0               0
William E.
  Hornberger...........       0             0         19,000           5,000             0               0

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has the responsibility to review and determine compensation and benefits for all officers of the Company. It is also responsible for the determination of executive compensation programs and the award of incentive payments and stock options under those programs. In addition, the Compensation Committee reviews compensation and benefit programs applying to all hourly and salaried employees. The Compensation Committee consists of three directors, none of whom is or has been an employee of the Company or is eligible to participate in the Company's executive compensation programs other than the ODEP.

     Philosophy. The Compensation Committee's policies on executive compensation are designed to attract, retain and motivate executives by providing competitive levels of compensation that integrate the Company's annual and long-term performance goals, reward strong corporate performance and recognize individual initiative and achievements to enhance stockholder value.

     The Compensation Committee reviews, among other things, survey data provided by independent, nationally recognized compensation consulting firms for both the steel industry and general industry. In particular, the Compensation Committee considers compensation data with respect to a peer group of steel producers with annual revenues of up to $1.5 billion and a peer group comprised of the members of the common stock peer group. See "-- Common Stock Performance." In determining the common stock peer group for the Common Stock Performance graph, the Compensation Committee approved management's selection of companies with comparable products, markets, customers or revenues. The two compensation peer groups provide the Compensation Committee with competitive data on companies of comparable size and market.

     The Compensation Committee targets total cash compensation at levels generally comparable to the compensation peer groups. Executive compensation is weighted heavily toward programs contingent upon the Company's financial performance. The Compensation Committee also believes that stock ownership by employees and stock-based compensation programs are beneficial in aligning the interests of employees and stockholders.

     Components of Executive Officer Compensation. Executive officer compensation includes base salary, quarterly incentive cash compensation, long-term stock-based compensation and a broad-based benefits program.

     The base salaries of executive officers are targeted below the median of the compensation peer groups of companies, subject to variation by individual executive based on individual performance and scope of responsibility. Incentive cash compensation provides a performance-sensitive compensation opportunity for the Company's executives above the median of the peer groups. It is the Compensation Committee's intent to set base compensation at levels so that when the Company performs well, the incentive compensation payments would put Company officers above the median level of cash compensation being paid to officers of the compensation peer groups. Conversely, when the Company performs poorly, total cash compensation would fall below the median compensation level.

     A base salary adjustment was granted to Mr. Latendresse on his appointment to Vice Chairman and Chief Financial Officer in July 1999. Base salary adjustments were granted to certain other of the Named Executive Officers in 1999 based upon the Compensation Committee's consideration of the competitive compensation data, the interval since the individual executive's last increase and the individual executive's performance and scope of responsibility.

     Incentive cash compensation is based upon measured financial results of the Company. Under the Company's Incentive Compensation Plan (the "Incentive Compensation Plan"), the amount set aside for awards each quarter is a percentage of income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments). No incentive compensation was paid in 1999 to any executive officer based on the Company's financial performance.

     The Company adopted the 1998 Stock Incentive Plan to link executive compensation to the Company's Class A Common Stock share price and to increase long-term retention of key employees. In 1999, the Compensation Committee approved the grant of stock options under the

1998 Stock Incentive Plan to key managers of the Company, including certain Named Executive Officers. The awards were targeted at or about the middle of the range of long-term incentive compensation paid to executive officers in the compensation peer groups as determined by the Compensation Committee's review of survey data. At Mr. Valdiserri's request, due to his significant equity holdings in the Company, the Compensation Committee did not grant any options to Mr. Valdiserri.

     The executive officers participate in a broad-based benefits program including a pension plan, health care coverage, life insurance, disability benefits and a tax-deferred savings plan.

     Performance of the CEO. The Compensation Committee's review of the compensation of the CEO, Carl L. Valdiserri, considered data presented by the Company's compensation consultants regarding the base salary, total cash compensation and total direct compensation of chief executive officers of the compensation peer groups and in the general industry. The data indicate that the base salary of Mr. Valdiserri is significantly below the median of the chief executive officers of the compensation peer groups and general industry. In consideration that Mr. Valdiserri desires that his salary remain modest in relation to competitive levels due to his significant equity holdings in the Company, and in recognition that Mr. Valdiserri's base salary has not been increased since 1995, the Compensation Committee continued its support of a charitable fund in the name of Mr. Valdiserri to serve as an appropriate means for public recognition of the Company and Mr. Valdiserri's personal interests in providing college scholarships for the dependents of the Company's employees. Consistent with the Company's philosophy that the CEO's total compensation should be heavily dependent upon the Company's financial performance, a significant portion of Mr. Valdiserri's total compensation is targeted to incentive compensation. Mr. Valdiserri received no incentive compensation in 1999 due to the Company's financial performance.

     Deductibility of Compensation. The Internal Revenue Service, under Section 162(m) of the Code, will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162(m) limitation with respect to an executive will be exceeded and whether the Company's deductions for compensation paid in excess of the $1 million cap will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under the Stock Incentive Plans, the Company intends to comply with the rules governing the Section 162(m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, it is not expected that compensation to executives of the Company will exceed the Section 162(m) limitation in the foreseeable future and no officer of the Company received compensation in 1999 which resulted, under Section 162(m), in the non-deductibility of such compensation to the Company. If, however, any compensation would be expected to exceed the Section 162(m) limitation, the Company will consider taking action to structure any such compensation in a manner to cause such compensation to be exempt from the
Section 162(m) limitation.

                                          COMPENSATION COMMITTEE

                                          John E. Lobbia, Chairman
                                          Dominick C. Fanello
                                          Peter J. Pestillo

COMMON STOCK PERFORMANCE

     The following graph compares the cumulative return from investing $100 at December 31, 1994, in the Company's Class A Common Stock, the S&P 500 index of companies, the S&P Steel Index and a peer group of integrated steel companies selected by management and comprised of LTV Corporation, National Steel Corporation, AK Steel Holding Corporation, Weirton Steel Corporation and WHX Corporation, with dividends assumed to be reinvested when received.

                             PERFORMANCE COMPARISON

                                                    1995      1996      1997      1998      1999
                                                    ----      ----      ----      ----      ----
                                                   DEC 31    DEC 31    DEC 31    DEC 31    DEC 31
                                                   ------    ------    ------    ------    ------
Rouge Industries...............................     82.57     73.41     42.69     31.11     28.39
S&P 500........................................    134.35    161.57    211.60    267.96    320.22
Peer Group.....................................     85.42     78.19     79.53     72.81     70.96
S&P Steel Index................................     91.74     80.77     80.70     68.55     73.49

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1999, Carl L. Valdiserri, Chairman and Chief Executive Officer of the Company, attended Compensation Committee meetings to present management recommendations and answer questions with respect to executive performance and compensation. No other member of the Board of Directors who is also an officer or employee of the Company participated in any such meetings.

EMPLOYEE BENEFIT PLANS

     Pension Plan. The table below sets forth the estimated qualified annual retirement benefits (contributory and noncontributory) under the Salaried Retirement Plan payable on a straight life annuity basis to the Named Executive Officers who meet the credited service requirement for retirement at age 65. Normal retirement benefits are not subject to deduction for Social Security benefits.

     The formula used to calculate noncontributory benefits under the qualified pension plan considers the participant's non-contributory service and a flat benefit rate associated with that level of service. The formula used to determine contributory retirement benefits under the qualified pension plan considers (i) the participant's final average pay, which is defined as the highest average monthly salary of any five consecutive December 31 dates of the last ten years that the participant was making contributions and (ii) the participant's contributory service. Average monthly salary is the base monthly salary prior to giving effect to any salary reduction pursuant to the Company's tax-efficient savings plan, and does not include bonuses or any other forms of supplemental compensation. To be eligible to receive a contributory benefit, participants must contribute at the rate of 1 1/2% of base salary for each credited year of service. At December 31, 1999, Messrs. Valdiserri, Camino, Latendresse and Hornberger had ten credited years of service, and Mr. Nock had
17.4 credited years of service under the qualified pension plan.

     Select members of management as determined by the Compensation Committee, including Messrs. Valdiserri, Camino and Latendresse, participate in the non-qualified Benefit Restoration Plan, in which salary in excess of the Code compensation limit is used in a formula similar to that which determines qualified plan contributory retirement benefits. At December 31, 1999, Messrs. Valdiserri and Camino had ten credited years of service. Mr. Latendresse had
33.9 credited years of service under the Benefit Restoration Plan, but his benefit under this plan is offset by Ford Motor Company General Retirement Plan benefits. The Pension Plan Table below may be utilized to estimate this benefit.

                               PENSION PLAN TABLE

                                                   CREDITED YEARS OF SERVICE
AVERAGE YEARLY           ------------------------------------------------------------------------------
 COMPENSATION               5         10          15          20          25          30          35
--------------           -------    -------    --------    --------    --------    --------    --------
  $ 50,000.............  $ 4,000    $ 7,500    $ 11,500    $ 15,500    $ 19,500    $ 23,000    $ 27,000
   100,000.............    8,500     17,000      25,500      34,500      43,000      51,500      60,000
   150,000.............   13,000     26,500      39,500      53,000      66,500      80,000      93,000
   200,000.............   17,500     35,500      53,500      72,000      90,000     108,000     126,000
   250,000.............   22,000     45,000      68,000      90,500     113,500     136,500     159,500
   300,000.............   26,500     54,000      82,000     109,500     137,000     164,500     192,500
   350,000.............   31,000     63,500      96,000     128,500     160,500     193,000     225,500
   400,000.............   35,500     73,000     110,000     147,000     184,000     221,500     258,500

     Select members of management as determined by the Compensation Committee, including the Named Executive Officers, participate in the non-qualified Supplemental Executive Retirement Plan ("SERP"), in which a benefit is based on a formula similar to that which determines contributory retirement benefits, except that the benefit is based on the average annual bonuses paid under the Incentive Compensation Plan for the highest five years of the ten years prior to retirement. For purposes of the SERP, at December 31, 1999, Messrs. Valdiserri and Camino had ten credited years of service and Messrs. Latendresse, Hornberger and Nock had 33.9, 27.0 and 17.4 credited years of service, respectively. The Pension Plan Table above may be utilized to estimate this benefit.

     Profit Sharing Plans for Hourly and Salaried Employees. Under the Profit Sharing Plan for Hourly Employees and the Profit Sharing Plan for Salaried Employees, the Company is obligated to make payments to eligible employees, with respect to each calendar quarter, of a portion of income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments) that meets certain targeted percentages of sales. The Company made no payments under these plans with respect to 1999, due to Rouge Steel's financial performance.

     Savings Plan for Salaried Employees. Under the Rouge Steel Company Savings Plan for Salaried Employees, eligible salaried employees may make voluntary pre-tax contributions not to exceed 15% of the employee's base salary and after-tax contributions not to exceed 10% of the employee's base salary. Among the investment alternatives available to employees since February 1995 is the investment of all or a portion of their accounts in Class A Common Stock. The Company is obligated to match the employee's contributions up to 10% of the employee's base salary. The Company matches employee contributions in an amount ranging from 0% to 100% (depending on Rouge Steel's level of income before income taxes as a percentage of sales (as used in the profit sharing plans) during an applicable quarter) of the employee's pre- and after-tax contributions during the applicable month. Since 1995, the Company's matching contributions have been made in Class A Common Stock.

     Incentive Compensation Plan. Under the Incentive Compensation Plan, the officers and employee-directors and certain other salaried employees of Rouge Steel are eligible to receive quarterly incentive compensation payments for contributing to the success of the Company. Upon the recommendation of the CEO of the Company, at the end of each quarter, the Compensation Committee will determine the maximum total amount of all such awards to be made for the quarter, will act on the recommendation made by the CEO regarding officer awards, and will determine the CEO's award. The amount set aside each quarter is a percentage of Rouge Steel's income before income taxes (as reported in Rouge Steel's Consolidated Statement of Operations with certain adjustments). The Company made no payments under this plan with respect to 1999, due to Rouge Steel's financial performance.

     Stock Incentive Plan. Under the 1994 Stock Incentive Plan and the 1998 Stock Incentive Plan, a maximum of 400,000 shares and 500,000 shares, respectively, of Class A Common Stock has been authorized for the granting of qualified incentive stock options ("ISOs"), nonqualified stock options ("NQSOs" and together with ISOs, "Options"), stock appreciation rights ("SARs"), restricted stock awards ("RSAs") and performance share awards ("PSAs"). The shares of Class A Common Stock available under the Stock Incentive Plans are offered and issued directly by the Company. No fees or commissions will be charged by the Company in connection with the awards. In no event may any employee receive Options, SARs, RSAs, PSAs or any combination thereof for more than 50,000 shares of Class A Common Stock over the life of the Stock Incentive Plan. As of December 31, 1999, Options totaling 323,425 shares were outstanding pursuant to the 1994 Stock Incentive Plan. As of December 31, 1999, Options totaling 165,050 shares were outstanding pursuant to the 1998 Stock Incentive Plan. The purposes of the Stock Incentive Plans are to align the interests of certain officers of the Company and employees of Rouge Steel with those of stockholders by rewarding long-term growth and profitability of the Company and to attract and retain individuals of experience and ability. All officers and employee-directors and certain other employees of the Company or its subsidiaries are eligible to participate under the Stock Incentive Plans, as deemed appropriate by the Compensation Committee.

SEPARATION BENEFITS

     The Company does not have employment contracts with its executive officers. Certain salaried employees of Rouge Steel, including the Named Executive Officers, are eligible to participate in the Rouge Steel's Salaried Income Security Plan (the "SISP"). Under the SISP, eligible salaried employees are entitled to receive basic and supplemental benefits in the event of certain terminations of employment with Rouge Steel. In the event of such a termination, eligible salaried employees who have at least one full year of service are entitled to receive up to 12 months of base salary paid over up to 22 months depending on years of service at termination. Upon exhaustion of basic benefits under the SISP, eligible employees with more than 15 years of service are entitled to receive supplemental benefits equal to 50% of base salary plus 1% for each full year of service over 15 years. These supplemental benefits continue until reemployment, refusal to accept work, retirement or death. For purposes of basic and supplemental benefits under the SISP, base salary is the highest base salary received during the 12 months immediately preceding termination.

     Certain Rouge Steel executives, including Messrs. Latendresse, Nock and Hornberger, have entered into agreements that were unanimously approved by the outside members of the Board of Directors. These agreements provide severance benefits upon a defined change in control event coupled with employment termination under certain circumstances. Upon the occurrence of a defined termination, executives with such an agreement are eligible for a lump sum payment equal to two times base salary and target bonus, welfare benefits (excluding stock and disability plan benefits), outplacement services not to exceed 15% of base pay, the accelerated vesting of non-vested stock options and additional benefits under the Supplemental Executive Retirement Plan and the Benefit Restoration Plan. These benefits are offset by benefits payable under the previous paragraph.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS

     The Company believes that the transactions discussed below, as well as the terms of any future transactions and agreements (including renewals of any existing agreements) between the Company and its affiliates, are and will be at least as favorable to the Company as could be obtained from unaffiliated parties. The Board of Directors of the Company will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of the directors under the Delaware General Corporation Law. In addition, the Company has established an Audit Committee, which consists of three independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Proposal No. 1 -- Election of Directors -- Meetings and Committees."

THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     On November 14, 1996, the Company, Carl L. Valdiserri and Worthington entered into an amended and restated stockholders agreement (the "Amended and Restated Stockholders Agreement"). On March 1, 2000, the Amended and Restated Stockholders Agreement terminated with respect to Worthington as Worthington liquidated its entire ownership position in the Company (see "-- Worthington Industries, Inc." below). Set forth below is a description of the provisions of the Amended and Restated Stockholder Agreement that remain operative in light of the termination with respect to Worthington.

     Under the Amended and Restated Stockholders Agreement, Carl L. Valdiserri retains four demand registration rights in certain circumstances with respect to his shares of Class A Common Stock. The demand registration rights described above are exercisable at any time. In addition, Mr. Valdiserri and/or his permitted transferees have unlimited demand registration rights on Forms S-2 and S-3. Mr. Valdiserri and/or his permitted transferees also have unlimited piggyback registration rights. The Company has agreed to pay any expenses (except all applicable underwriting discounts and commissions) incurred in connection with a registration requested under the Amended and Restated Stockholders Agreement, except that, with respect to the demand registration rights, reimbursement is required only where the expected purchase price of the registrable securities exceeds $5 million and, in the case of registration on Form S-2 or S-3, only holders of 5% or more of the Company's Common Stock shall be reimbursed.

     The Amended and Restated Stockholders Agreement terminates (a) upon the consent of each of the parties; (b) upon the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to the stockholders at such time; (c) as to any share of

Common Stock, when such share is transferred other than to permitted transferees; (d) as to any party, when such party ceases to hold any Common Stock (or any legal or beneficial interest therein); or (e) on February 28, 2004, provided that certain expense and indemnification provisions survive.

WORTHINGTON INDUSTRIES, INC.

     The DECS. On March 1, 2000, pursuant to the terms of the 7 1/4% Exchangeable Notes due March 1, 2000 (the "DECS") of Worthington, Worthington delivered to the holders of the DECS 5,999,600 shares of Class A Common Stock, representing its entire equity position in the Company. The Company had registered the 5,999,600 shares of Class A Common Stock related to the DECS. The Company did not receive any of the proceeds from the sale of the DECS or delivery thereunder of shares of Class A Common Stock.

     Worthington Steel Purchase Agreement. In connection with the acquisition of the Company from Ford Motor Company in 1989, the Company entered into a steel purchase contract (the "Worthington Agreement") with Worthington. The Worthington Agreement terminates on December 15, 2003. The purchase price of the products supplied under the Worthington Agreement is set at a slight discount from the competitive market price for the same products with comparable quality and terms and the contract is subject to the Company's ability to deliver products on a timely basis which meet Worthington's specifications and are of acceptable quality. The Company and Worthington have agreed to this pricing arrangement to reflect Worthington's volume of purchases, product mix and certain other accommodations made by Worthington with respect to the Company's production scheduling requirements. Pursuant to the Worthington Agreement, the Company had sales to Worthington of approximately $19.5 million during 1999.

     Worthington Joint Ventures. The Company has entered into a joint venture with Worthington with respect to Spartan Steel Coating, L.L.C. ("Spartan Steel"), a hot dip galvanizing facility that coats light gauge steel products to make them corrosion resistant. As of December 31, 1999, the Company had invested approximately $52.1 million in the Spartan Steel facility which was placed into service in mid-1998. As of December 31, 1999, the Company had also invested $6.5 million for an 11% interest in TWB Company, L.L.C., a facility that produces laser welded blanks.

                PROPOSAL NO. 2 -- INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     The accounting firm of PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent public accountants for the Company for the fiscal year ending December 31, 2000. Although the selection of accountants does not require ratification, the Board of Directors has directed that the appointment of PricewaterhouseCoopers LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of PricewaterhouseCoopers LLP, which served as the Company's independent public accountants for the fiscal year ended December 31, 1999, is expected to be present at the Meeting and, if he or she so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                             SOLICITATION STATEMENT
--------------------------------------------------------------------------------

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company or its affiliates, by telephone or personal contact, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicitation materials to their principals.

                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 14, 2000. Proxies solicited on behalf of the Board of Directors for the next annual meeting of stockholders will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the next annual meeting of stockholders if the Company does not, on or before February 24, 2001, receive written notice addressed to the Secretary of the Company from such stockholder with respect to such other matter.

                                 OTHER MATTERS
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     So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                 ANNUAL REPORT
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     All stockholders of record as of March 13, 2000 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999. THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 (WITHOUT EXHIBITS) (AS FILED WITH THE SEC) TO STOCKHOLDERS OF RECORD ON THE RECORD DATE WHO MAKE WRITTEN REQUEST THEREFOR TO INVESTOR RELATIONS, ROUGE INDUSTRIES, INC., 3001 MILLER ROAD, P.O. BOX 1699, DEARBORN, MICHIGAN 48121-1699.

                                          By Order of the Company,

                                          /s/ MARTIN SZYMANSKI SIG
                                          MARTIN SZYMANSKI
                                          Secretary

Dated: March 28, 2000

PROXY                        ROUGE INDUSTRIES, INC.
                                3001 MILLER ROAD
                                 P.O. BOX 1699
                         DEARBORN, MICHIGAN 48121-1699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROUGE INDUSTRIES,
                                      INC.

   Phyllis J. Holmes and Michael C. Tuomey and each of them, with full power of substitution, are hereby appointed the proxies of, and authorized to represent, the undersigned and to vote all of the shares of common stock of Rouge Industries, Inc. entitled to be voted by the undersigned as of March 13, 2000 as directed below and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders (the "Meeting") to be held at the Gate 2 Training Center, Rouge Steel Company, Dearborn, Michigan 48121, on Thursday, May 11, 2000 at 10:00 a.m. and at any adjournment thereof as if the undersigned were present and voting at the Meeting.

   Whether or not you expect to attend the Meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH
                      SHARES WILL BE VOTED FOR ALL ITEMS.

Item 1 -- Election of the following nominees for Class III Directors: Carl L. Valdiserri and Clayton P. Shannon.

                [ ]  FOR all nominees                                                      [ ]
                     with exceptions listed

                [ ]  WITHHOLD AUTHORITY
                     FOR ALL NOMINEES

 Withhold for the following nominee(s) only (To withhold authority to vote for any nominee, write that nominee's name in the space below.)

Item 2 -- Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 2000.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

Please date and sign this proxy exactly as your name appears below and return it promptly in the postage-paid return envelope. When shares are held by joint tenants, both should sign. If a corporation, please sign the full corporate name by an authorized officer. If a partnership, please sign the partnership name by an authorized person.

The undersigned hereby acknowledge(s) receipt of Rouge Industries, Inc. Annual Report to Shareholders and of the notice of the Annual Meeting of Stockholders and Proxy Statement relating to the Meeting.

                                                Date:

                                               --------------------------------,
                                                2000

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature

PLEASE MARK, SIGN AND DATE THIS PROXY PROMPTLY AND MAIL IT IN THE ENCLOSED ENVELOPE. TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED.